EXHIBIT 5.1


                             GREENBERG TRAURIG, P.A.


                                 August __, 2000


Board of Directors
International Fast Food Corporation
1000 Lincoln Road, Suite 200
Miami Beach, Florida  33139
c/o Mitchell Rubinson
Chairman and Chief Executive Officer

Ladies and Gentlemen:

         We have acted as special counsel for International Fast Food Corporation., a Florida corporation (the "Company"), in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, with respect to 46,145,038 shares of the Company's common stock, par value $.01 per share, and 158,134 shares of Series B Convertible Preferred Stock, par value $.01 per share. The shares of common stock will be issued by the Company upon the conversion of the outstanding shares of Series B Convertible Preferred Stock and the conversion of the 11% Convertible Senior Subordinated Discount Notes.

         In connection with the preparation of the Registration Statement and this letter, we have examined, considered and relied upon the following documents (collectively, the "Documents"): the Registration Statement and all amendments and exhibits thereto; the Company's Articles of Incorporation (as amended) as filed with the Secretary of State of the State of Florida; the Company's bylaws; the corporate minute book; and such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

         In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

         Based solely upon and subject to the Documents, and subject to the qualifications set forth below,

         1. we are of the opinion that the shares of Series B Convertible Preferred Stock are duly and validly issued, fully paid and nonassessable;

         2. assuming that (a) the Company maintains an adequate number of authorized but unissued shares of common stock available for issuance to those persons who convert their shares of Series B Convertible Preferred Stock and (b) the conversion is undertaken in compliance with the terms of the Series B Convertible Preferred Stock, we are of the opinion that the shares of common stock issued pursuant to the conversion of the shares of Series B Preferred Stock will be duly and validly issued, fully paid and nonassessable.


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         3. assuming that (a) the Company maintains an adequate number of authorized but unissued shares of common stock available for issuance to those persons who convert their 11% Convertible Senior Subordinated Discount Notes and
(b) the conversion is undertaken in compliance with the terms of the 11% Convertible Senior Subordinated Discount Notes, we are of the opinion that the shares of common stock issued pursuant to the conversion of the shares of 11% Convertible Senior Subordinated Discount Notes will be duly and validly issued, fully paid and nonassessable.

         4. assuming that (a) the Company maintains an adequate number of authorized but unissued shares of common stock available for issuance to those persons who exercise their stock options, and (b) the consideration for the underlying shares of common stock issued pursuant to stock options is actually received by the Company, we are of the opinion that the shares of common stock issued pursuant to the exercise of options will be duly and validly issued, fully paid and nonassessable.

         Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in connection with which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.


                                          Very truly yours,

                                          GREENBERG TRAURIG P.A.